EXHIBIT 99.1

SJW CORP. ANNOUNCES 2015 ANNUAL AND
FOURTH QUARTER FINANCIAL RESULTS

SAN JOSE, CA, February 18, 2016 – SJW Corp. (NYSE: SJW) today reported operating revenue for the year ended December 31, 2015 of $305.1 million versus $319.7 million for the year ended December 31, 2014, a decrease of $14.6 million. In 2015, we recognized $37.8 million in cumulative rate increases, $20.5 million related to revenue tracked in our Water Conservation Memorandum Account, $1.9 million in additional 2012 General Rate Case (GRC) true-up revenue, and $1.2 million in revenue from new customers. These operating revenue increases were partially offset by $36.3 million in lower customer usage. The remaining decrease was attributable to one-time 2014 activity which included the recognition of $46.5 million recognized in the third quarter of 2014 related to the Company's 2012 GRC decision, offset by a $6.8 million change in the net recognition of certain balancing and memorandum accounts primarily related to the 2014 Pension Balancing Account true-up resulting from the 2012 GRC decision.

Water production expenses for the year ended December 31, 2015 were $110.6 million compared to $122.7 million in 2014, a decrease of $12.1 million. The decrease in water production expenses was attributable to $21.5 million in lower customer water usage and $2.6 million in lower expenses due to an increase in the use of available surface water supplies, offset by $12.0 million in higher per unit costs for purchased water, groundwater extraction and energy charges. Operating expenses, excluding water production costs, increased $10.5 million to $114.5 million from $104.0 million. The increase was due to $6.6 million of higher administrative and general expenses, $2.8 million of higher depreciation expenses, $581,000 in higher property taxes and other non-income taxes and $482,000 in higher maintenance expenses. The increase in administrative and general expenses was primarily attributable to higher pension costs, costs related to the California General Rate Case proceeding and other activities.

Other expense and income in 2015 included the sale of multiple real estate properties for a gain of approximately $1.9 million. Other expense and income during the same period of 2014 included a gain on the sale of 125,969 shares of California Water Service Group stock of $2.0 million and sales of real estate property in California and real estate investment property in Texas of approximately $300,000 each.

The effective consolidated income tax rates were 38% and 33% for the years ended December 31, 2015 and 2014, respectively. The change in the effective consolidated income tax rate was primarily due to a state income tax benefit of $5.1 million recognized in 2014 related to the adoption of new Department of Treasury and Internal Revenue Service Tangible Property Regulations.

Net income was $37.9 million for the year ended December 31, 2015, compared to $51.8 million for the same period in 2014. Diluted earnings per share were $1.85 and $2.54 for the years ended December 31, 2015 and 2014, respectively.

Fourth Quarter Financial Results

Operating revenue for the fourth quarter ended December 31, 2015 was $87.6 million versus $69.3 million for the same period in 2014, an increase of $18.3 million. The increase was attributable to recognition of $20.5 million in revenue tracked in the Water Conservation Memorandum Account, $4.7 million in cumulative rate increases, a net increase in the recognition of certain balancing and memorandum accounts of $921,000 and $166,000 in revenue from new customers, offset by $7.9 million in lower customer usage.

Water production expenses for the fourth quarter of 2015 were $26.9 million compared to $26.7 million in 2014, an increase of $200,000. The increase in water production expenses was attributable to $2.7 million in higher per unit costs for purchased water, groundwater extraction and energy charges and $513,000 in higher expenses due to a decrease in the use of available surface water supply. These increases were partially offset by $3.0 million in lower customer water usage. Operating expenses, excluding water production expenses, increased $2.0 million to $29.0 million from $27.0 million. The increase was due to $1.2 million in higher administrative and general expenses,

$733,000 of higher depreciation expense and $117,000 in higher maintenance expenses. The increase in administrative and general expenses was primarily attributable to higher pension costs.

Other expense and income in the fourth quarter of 2014 included the recognition of income related to contributions in aid of construction in 2014.

The effective consolidated income tax rates were 39% and 50% for the quarters ended December 31, 2015 and 2014, respectively. Income tax expense for the quarter ended December 31, 2014 included a reduction in the state income tax benefit of $500,000 related to the adoption of new Department of Treasury and Internal Revenue Service Tangible Property Regulations and an increase in income tax expense related to an adjustment to true-up deferred tax related to fixed assets of $500,000.

Net income was $16.2 million for the fourth quarter ended December 31, 2015, compared to $5.7 million in 2014. Diluted earnings per share were $0.79 in the quarter ended December 31, 2015, compared to $0.28 per diluted share for the same period in 2014.

SJW Corp. is a publicly traded holding company headquartered in San Jose, California. SJW Corp. is the parent company of San Jose Water Company, SJWTX, Inc., Texas Water Alliance Limited, SJW Land Company, and SJW Group, Inc. Together, San Jose Water Company and SJWTX, Inc. provide water service to more than one million people in San Jose, California and nearby communities and in Canyon Lake, Texas and nearby communities. SJW Land Company owns and operates commercial real estate investments.

This press release may contain certain forward-looking statements including but not limited to statements relating to SJW Corp.'s plans, strategies, objectives, expectations and intentions, which are made pursuant to the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of SJW Corp. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Results for a quarter are not indicative of results for a full year due to seasonality and other factors. Other factors that may cause actual results, performance or achievements to materially differ are described in SJW Corp.'s most recent reports on Form 10-K, Form 10-Q and Form 8-K filed with the Securities and Exchange Commission. SJW Corp. undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

SJW Corp.
Condensed Consolidated Statements of Comprehensive Income
(Unaudited)
(in thousands, except per share data)

	Three months ended December 31,		Twelve months ended December 31,
	2015	2014	2015	2014
OPERATING REVENUE	$87,613	69,286	$305,082	319,668
OPERATING EXPENSE:
Production Expenses:
Purchased water	13,718	9,992	61,089	47,280
Power	921	2,300	6,121	9,865
Groundwater extraction charges	9,187	11,428	31,240	53,678
Other production expenses	3,083	2,993	12,178	11,929
Total production expenses	26,909	26,713	110,628	122,752
Administrative and general	12,270	11,039	47,131	40,573
Maintenance	3,769	3,652	14,956	14,474
Property taxes and other non-income taxes	2,789	2,835	11,667	11,086
Depreciation and amortization	10,191	9,458	40,740	37,905
Total operating expense	55,928	53,697	225,122	226,790
OPERATING INCOME	31,685	15,589	79,960	92,878
OTHER (EXPENSE) INCOME:
Interest expense	(5,400)	(5,567)	(22,186)	(20,788)
Gain on sale of California Water Service Group stock	—	—	—	2,017
Other, net	443	1,253	3,380	2,670
Income before income taxes	26,728	11,275	61,154	76,777
Provision for income taxes	10,536	5,587	23,272	24,971
NET INCOME	16,192	5,688	37,882	51,806
Other comprehensive income (loss), net	176	333	(206)	301
Reclassification adjustment for gain realized on sale of investments, net	—	—	—	(1,171)
COMPREHENSIVE INCOME	$16,368	6,021	$37,676	50,936

EARNINGS PER SHARE
Basic	$0.79	0.28	$1.86	2.56
Diluted	$0.79	0.28	$1.85	2.54
DIVIDENDS PER SHARE	$0.20	0.19	$0.78	0.75
WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	20,382	20,268	20,361	20,227
Diluted	20,548	20,459	20,516	20,417

SJW Corp.
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)

	December 31, 2015	December 31, 2014
ASSETS
Utility plant:
Land	$17,853	16,838
Depreciable plant and equipment	1,438,321	1,353,772
Construction in progress	45,573	23,208
Intangible assets	22,675	19,333
Total utility plant	1,524,422	1,413,151
Less accumulated depreciation and amortization	487,659	450,137
Net utility plant	1,036,763	963,014

Real estate investments	74,641	73,794
Less accumulated depreciation and amortization	13,157	11,593
Net real estate investments	61,484	62,201
CURRENT ASSETS:
Cash and cash equivalents	5,239	2,399
Accounts receivable and accrued unbilled utility revenue	46,851	45,327
Current regulatory assets, net	16,542	16,853
Other current assets	4,744	3,514
Total current assets	73,376	68,093
OTHER ASSETS:
Investment in California Water Service Group	6,030	6,378
Debt issuance costs and other, net of accumulated amortization	4,721	5,218
Regulatory assets, net	152,021	158,010
Other	6,568	6,390
	169,340	175,996
	$1,340,963	1,269,304

CAPITALIZATION AND LIABILITIES
CAPITALIZATION:
Common stock	$10,616	10,567
Additional paid-in capital	68,636	66,298
Retained earnings	302,220	280,773
Accumulated other comprehensive income	2,311	2,517
Total shareholders' equity	383,783	360,155
Long-term debt, less current portion	380,825	384,365
Total capitalization	764,608	744,520
CURRENT LIABILITIES:
Line of credit	34,600	13,200
Current portion of long-term debt	3,491	584
Accrued groundwater extraction charge, purchased water and purchased power	7,163	6,030
Accounts payable	16,196	7,001
Accrued interest	6,193	6,361
Other current liabilities	11,980	11,518
Total current liabilities	79,623	44,694

DEFERRED INCOME TAXES	198,775	185,506
ADVANCES FOR CONSTRUCTION AND CONTRIBUTIONS IN AID OF
CONSTRUCTION	217,766	211,805
POSTRETIREMENT BENEFIT PLANS	70,230	74,187
OTHER NONCURRENT LIABILITIES	9,961	8,592
	$1,340,963	1,269,304

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